Exhibit 4.6

Supplemental Agreement to the Shareholders’ Voting Rights Proxy Agreement

The Supplemental Agreement of Shareholders’ Voting Rights Proxy Agreement (hereinafter referred to as the “Supplemental Agreement”) is entered into by the following parties on 25 September 2022:

1.	Shanghai Che Lin Information Technology Centre (Limited Partnership) (hereinafter referred to as “Shanghai Che Lin”)

Registered address: Room D1-6112, 58 Fumin Branch Road, Hengsha Township, Chongming District, Shanghai (Shanghai Hengtai Economic Development Zone)

2.	Xin Cheng (Shanghai) Information Technology Co., Ltd. (hereinafter referred to as “WFOE”)

Registered address: 1F, Building 1, No. 977 Shangfeng Road, Pudong New Area, Shanghai

3.	Guang Cheng (Shanghai) Information Technology Co., Ltd. (hereinafter referred to as the “Company”)

Registered address: Room 722, 7F, Building A, No. 977 Shangfeng Road, Tang Town, Pudong New District, Shanghai

(the above parties are hereinafter individually referred to as a “Party” and collectively as the “Parties”)

Whereas:

1)

Shanghai Che Lin, WFOE, the Company and Xinrong Zhihui Technology Development Co., Ltd. (formerly known as Xinjiang Xinrong Zhihui Equity Investment Co., Ltd., hereinafter referred to as the “Transferor”) and other relevant parties entered into the Shareholders’ Voting Rights Proxy Agreement (the “Shareholders’ Voting Rights Proxy Agreement”) on 4, August, 2020.

2)

Shanghai Che Lin signed an Equity Transfer Agreement with the Transferor on 9 September, 2022, under which the Transferor shall transferred its entire equity of 3.5860% in the Company (corresponding to the registered capital of the Company of RMB 1,654,500) to Shanghai Che Lin. Shanghai Che Lin now holds 85.0570% of the Company’s equity (corresponding to the registered capital of RMB 39,239,348).

In view of the foregoing, the Parties to this Supplemental Agreement, in accordance with the relevant laws and regulations of the People’s Republic of China, have agreed by consensus to the following Supplemental Agreement terms for compliance:

1.

The Transferor has transferred all its equity in the Company to Shanghai Che Lin, and the Transferor will no longer be deemed as a Party to the Shareholders’ Voting Rights Proxy Agreement, and all of its rights and obligations under the Shareholders’ Voting Rights Proxy Agreement shall be assumed by Shanghai Che Lin.

2.

This Supplemental Agreement is a supplement to the Shareholders’ Voting Rights Proxy Agreement, and any matters not covered in this Supplemental Agreement shall be as agreed in the Shareholders’ Voting Rights Proxy Agreement.

3.

Any dispute arising under and in connection with this Supplemental Agreement shall be settled by agreement between the Parties, and if the parties are unable to reach agreement within thirty (30) days after the dispute arises, either Party may submit the dispute to the Shanghai Arbitration Commission for settlement by arbitration in accordance with its arbitration rules then in effect. The arbitration place shall be Shanghai and the arbitration language shall be Chinese. The arbitral award shall be final and binding on all Parties to this Supplemental Agreement.

4.

The Shareholders’ Voting Rights Proxy Agreement shall continue to be effective, but in the event of any conflict between this Supplemental Agreement and the Shareholders’ Voting Rights Proxy Agreement, this Supplemental Agreement shall prevail.

5.	This Supplemental Agreement shall be effective on the date first above written upon proper execution by the Parties and may not be changed or terminated without the written consent of the Parties.

6.	This Supplementary Agreement is executed in three counterparts, one for each Party, with equal legal effect.

(The remainder is intentionally left blank, being the Signature page of the Supplemental Agreement)

[Supplemental Agreement to the Shareholders’ Voting Rights Proxy Agreement Signature Page]

IN WITNESS whereof this Supplemental Agreement has been duly executed by the Parties on the date and place first above written.

Shanghai Che Lin Information Technology Center (Limited Partnership)

(seal)

Signature:	/s/ Yan Jiang
Name: Yan Jiang
Position:

Xin Cheng (Shanghai) Information Technology Co., Ltd.

(seal)

Signature:	/s/ Yan Jiang
Name: Yan Jiang
Position:

Guang Cheng (Shanghai) Information Technology Co., Ltd.

(seal)

Signature:	/s/ Yangyang Lu
Name: Yangyang Lu
Position: